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                                                                 EXHIBIT (d)(4)

                          MANAGEMENT SERVICES AGREEMENT


     MANAGEMENT SERVICES AGREEMENT (this "Agreement") is made and entered into as of the 20th day of July, 2000, by and between PENSKE COM PANY, LLC, a Delaware limited liability company ("Penske"), and DETROIT DIESEL CORPORATION, a Delaware corporation ("DDC").


                                    RECITALS

     WHEREAS, prior to the date of this Agreement, Penske provided DDC and its subsidiaries (collectively, the "DDC Group") with certain services, including corporate management and supervision; strategic planning assistance, including acquisition and divestiture analyses and services; sales, marketing and business development, including development and management of customer relationships and customer contacts; risk-management services; and tax planning and administration; and

     WHEREAS, simultaneously with the execution and delivery of this Agreement, DDC is entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), among DaimlerChrysler North America Holding Corporation, a Delaware corporation ("DCNA"), which is wholly owned by DaimlerChrysler AG, a German Aktiengesellschaft ("DCAG"), Diesel Project Development, Inc., a Delaware corporation (the "DPD"), which is wholly owned by DCNA, and DDC; and

     WHEREAS, the Merger Agreement provides for the merger of DPD into DDC pursuant to which, at the Effective Time (as such term is defined in the Merger Agreement), DDC will become a wholly owned subsidiary of DCNA; and

     WHEREAS, in anticipation of the Merger DDC and Penske wish to provide for the continuation of certain of the services previously provided by Penske to the DDC Group on a basis, for the period and for consideration as provided in this Agreement; and

     WHEREAS, in particular, DDC desires to acquire from Penske on a fee basis for the benefit of the DDC Group those services set forth in Exhibit A annexed hereto (the
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"Services") from the Effective Time until the date which is the third anniversary of the Effective Time (such period being referred to herein as the "Service Period"); and

     WHEREAS, Penske is willing to provide to DDC the Services during the Service Period pursuant to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. EFFECTIVENESS AND TERM OF AGREEMENT. This Agreement shall be conditioned upon consummation of the Merger and shall be effective and shall achieve full force and effect only at the Effective Time. The term of this Agreement shall be three (3) years from and after the Effective Time, after which this Agreement shall expire and shall be of no further force or effect, unless extended. The term of this Agreement may be extended only upon the mutual agreement of the parties.

     2. SERVICES. During the Service Period Penske shall provide to the DDC Group all of the Services set forth in Exhibit A. Such Services shall be provided as requested by DDC on reasonable notice. Routine, recurring Services will be arranged by Penske and DDC in a manner that will permit such Services to be made available as needed on a regular basis.

     3. FEE FOR SERVICES. The aggregate fee payable by DDC to Penske for all Services to be rendered during the Service Period shall be Five Million United States Dollars ($5,000,000), to be paid in equal quarterly installments of Four hundred Sixteen Thousand Six Hundred Sixty-Six and Sixty-Seven Hundreths United States Dollars ($416,666.67) on the last business day of each March, June, September and December. The first such installment shall be due on the first of such quarterly payment dates to occur after the Effective Time. In addition, Penske shall be reimbursed for its reasonable cash out-of-pocket expenses incurred in connection with the provision of Services.

     4. ADDITIONAL SERVICES. At any time prior to commencement of or during the Service Period, DDC may request that Penske provide additional services to DDC. Upon any such request, the parties will discuss in good faith, without obligation, an appropriate increase in the service fees due hereunder to reflect such additional Services, after which

                                       2
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DDC shall notify Penske in writing whether it wishes to accept such additional
Services and such adjustment in the service fees payable hereunder.

     5. PRIOR PAYMENTS. Penske and DDC hereby agree that Penske will, within 90 days from the date of this Agreement, invoice DDC for all amounts owing by DDC to Penske, or chargeable by Penske to DDC, in payment for any services rendered to the DDC Group by Penske prior to the Effective Time. In addition, DDC will sublease to Penske and its affiliates office space comparable to the office space utilized by Penske and its affiliates prior to the date hereof on terms and conditions comparable to the terms and conditions as of the date hereof and which are arm's-length.

     6. LIMITATION OF LIABILITY. Except as may be provided in Section 7 below and except that Penske shall be obligated to perform this Agreement in accordance with its terms and DDC shall be entitled to require such performance and enforce such obligation, Penske, its affiliates, director, officers, employees, agents or permitted assigns (each, a "Penske Party") shall not be liable to the DDC Group or any affiliate, director, officer, employee, agent or permitted assign of the DDC Group (each, a "DDC Group Party") for any liabilities, claims, damages, losses or expenses, including, but not limited to, any special, indirect, incidental or consequential damages of a DDC Group Party arising in connection with this Agreement or the Services.

     7. PENSKE INDEMNIFICATION. Penske shall indemnify, defend and hold harmless each DDC Group Party from and against all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys' fees), of third parties unrelated to any DDC Group Party caused by or arising in connection with Penske's negligence or willful misconduct in its perfor mance of the Services' unless such negligence or willful misconduct was caused by the acts or omissions of any DDC Group Party. Notwithstanding the foregoing, Penske shall not be liable for any special, indirect, incidental or consequential damages relating to such third party claims. In the event that any DDC Group Party knows of a claim that may be subject to indemnification under this Section 7, it shall promptly notify Penske of such claim and Penske, in its sole discretion, may defend, settle or otherwise litigate such claim.

     8. DDC INDEMNIFICATION. DDC shall indemnify, defend and hold harmless each Penske Party from and against all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys' fees), of third parties unrelated to any member of the DDC Group caused by or arising in connection with

                                       3

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DDC's negligence or willful misconduct in its perfor mance of its obligations hereunder unless such negligence or willful misconduct was caused by the acts or omissions of any Penske Party. Notwithstanding the foregoing, DDC shall not be liable for any special, indirect, incidental or consequential dam ages relating to such third party claims. In the event that a Penske Party knows of a claim that may be subject to indemnification under this Section 8, it shall promptly notify DDC of such claim and DDC, in its sole discretion, may defend, settle or otherwise litigate such claim.

     9. INFORMATION. Each party hereto covenants and agrees to provide the other party with all information regarding itself and transactions under this Agree ment as are required by such party to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

     10. CONFIDENTIAL INFORMATION. DDC and Penske hereby covenant and agree to hold in trust and to maintain strictly confidential, except as otherwise required by law, all Confidential Information relating to the other party or any of its subsidiaries. As used herein, Confidential Information shall mean all information disclosed by either parry to the other in connection with this Agreement whether visually, in writing or in any other tangible form, and includes, but is not limited to, technical, economic and business data, know-how, flow sheets, drawings, business plans, computer information data bases, and other similar types of information. Without prejudice to the rights and remedies of any party to this Agreement, each party shall be entitled to any equitable remedy (including specific performance, mandatory injunctive relief, and injunctive restraints) appropriate or necessary to prevent the other party from any breach or threatened breach of any provision of this Section 10. For purposes of this Section 10 the parties agree that no remedy at law would be adequate to redress any breach or threatened breach of this Agreement.

     11. ASSIGNMENT. Neither party may assign or transfer any of its rights or duties under this Agreement to any person or entity without the prior written consent of the other party. In case either party seeks such consent, the other party shall not unreasonably withhold such consent.

     12. NOTICES. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing will be duly given upon delivery, if delivered by hand, facsimile transmission or internal DDC mail, or five (5) days after posting if sent by certified mail, return receipt requested to the following addresses:

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                              PENSKE

                              Penske Corporation
                              13400 Outer Drive West
                              Detroit, Michigan 48239-4001
                              Attention:  Robert Kurnick, Jr.
                              Telecopy: 313-592-7124

                              and

                              DDC

                              Detroit Diesel Corp.
                              13400 Outer Drive West
                              Detroit, Michigan 48239-4001
                              Attention:  John F. Farmer
                              Telecopy: 313-592-5014

or to such other address as either parry may have furnished to the other in writing in accordance with this Section 12.

     13. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Michigan.

     14. SUSPENSION. The obligations of any party to perform any acts hereunder may be suspended if such performance is prevented by fires, strikes, embargoes, riot, invasion, governmental interference, inability to secure goods or materials, or other circumstances outside the control of the parties.

     15. SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agree ment invalid. In any such event, the Agreement shall be construed as if it did not contain the particular invalid or unenforceable provision, and the rights and obliga tions of each party shall be construed and enforced accordingly.

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     16. RIGHTS UPON ORDERLY TERMINATION. Upon expiration of this Agreement, each party shall, upon request, forthwith return to the other party all reports, paper, materials and other information required to be provided to the other party by this Agreement. In addition, each party shall assist the other in the orderly termina tion of this Agreement or any of the Services described herein.

     17. AMENDMENT. This Agreement may only be amended by a written agreement executed by all of the parties hereto; provided that any of the Exhibits attached hereto may be amended upon the delivery of a replacement Exhibit so designated and executed by the parties hereto.

     18. ENTIRE AGREEMENT. This Agreement, including any exhibits, constitutes the entire agreement between the parties, and supersedes all prior agreements, representations, negotiations, statements or proposals related to the subject matter hereof.

     19. COUNTERPARTS. This Agreement may be executed in separate counter parts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the date first above written.


                                    DETROIT DIESEL CORPORATION


                                    By: /s/ Roger Penske
                                       -----------------------------
                                    Name:  Roger Penske
                                    Title: Managing Member



                                    PENSKE CORPORATION


                                    By: /s/ Charles G. McClure
                                       -----------------------------
                                    Name:  Charles G. McClure
                                    Title: President and Chief
                                           Executive Officer

                                       7
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                                    EXHIBIT A

                                    SERVICES


                                 TAX DEPARTMENT

     Penske `s tax department will provide tax services to the DDC Group in the following general areas:

     o Tax planning and advice in connection with the transition of majority ownership of DDC to DCNA and its affiliated group for U.S. tax purposes

     o Preparation of federal and state income tax returns to the extent necessary to facilitate an orderly transition of majority ownership of DDC to DCNA and its affiliated group for U.S. tax purposes

     o Audit negotiation and support to the extent information is not avail-able through the DDC Group's personnel or records and to the extent that any audit relates to periods ending prior to the Effective Time.


                                 RISK MANAGEMENT

     Penske's risk management group will provide risk insurance management functions necessary to facilitate an orderly transition of majority ownership to DCNA and DCAG. These services would specifically include the following:

     o Recommending post-Effective Time insurance coverage in types and amounts appropriate after taking into account the change in circum-stances effected by the Merger and the change in ownership from Penske to DCNA, taking into account existing coverages prior to the Effective Time

     o Assisting in the negotiation with underwriters and brokers for transi-tion insurance coverage and services and the placement of such coverage, as appropriate

                                      A-1
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     o    Arranging for certificates and other proofs of insurance

     o Gathering, compiling and submitting underwriting data to various insurers/underwriters to obtain coverage

     o Handling requests for information arising in connection with the transition of majority ownership of DDC to DCNA and DCAG


                     SALES, MARKETING AND CUSTOMER RELATIONS

     Penske will provide sales, marketing and customer relations assistance, including:

     o Consulting in the areas of business development, business contact development and potential customer identification

     o Arranging and attending meetings with major customers of DDC and employees of DDC and its affiliates, both in connection with the immediate transition of majority ownership of DDC to DCNA and otherwise as reasonably necessary during the Service Period

     o Consulting and assisting with responses to complaints by major customers, both in connection with the immediate transition of major ity ownership of DDC to DCNA and otherwise as reasonably necessary during the Service Period


                             EUROPEAN JOINT VENTURE

     Penske will develop and present to DDC a plan to establish a joint venture to hold and operate the assets currently owned by VM Holding, Inc. and its subsidiaries, including obtaining and negotiating with potential joint venture "partners," which the parties expect will include Penske or one of its affiliates.

                                      A-2
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                              EXECUTIVE DEPARTMENT

     Penske's Executive Department will, upon request, provide general advice and guidance, both in connection with the immediate transition of majority owner ship of DDC to DCNA and DCAG and otherwise as reasonably necessary during the three-year Service Period.


                              STRATEGIC CONSULTING

     DDC has been advised by DCAG and DCNA that it is their intention to integrate the worldwide business activities of the DDC Group into DCAG's Powertrain Business Unit's worldwide activities. In connection with such integration DDC has requested period strategic consulting assistance from Penske and its affiliates as follows:

     o As requested Penske and its affiliates will provide reasonable consulting support for the integration of DCAG's on-road and off-road propulsion activities

     o As requested Penske and its affiliates will provide reasonable consulting support for the integration of DDC's on-road and off-road propulsion activities

     o As requested Penske and its affiliates will make Mr. Roger Penske available on a reasonable basis (time, notice, scheduling and travel logistics all to be given reasonable consideration) to serve periodically in one of the following capacities:

          o    Member of the Board of Directors of DDC

          o Member of an executive planning committee or planning group for the DCAG Powertrain Business Unit

          o Member of an advisory committee for strategic development of the DCAG Powertrain Business Unit

                                      A-3


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July 28, 2000


Detroit Diesel Corporation
13400 West Outer Drive
Detroit, MI 48239

Attention:  Charles G. McClure

RE: MANAGEMENT SERVICES AGREEMENT DATED JULY 20, 2000, BY AND BETWEEN PENSKE COMPANY LLC AND DETROIT DIESEL CORPORATION (THE "AGREEMENT")

Gentlemen:

This letter confirms our understanding that, effective as of July 20, 2000, the captioned agreement is hereby amended to replace Penske Company LLC, a Delaware limited company ("Penske LLC") as a party to the Agreement in place of Penske Corporation, a Delaware corporation ("Penske"). Except as amended hereby, the terms of the Agreement remain in full force and effect and otherwise modified.

If the foregoing accurately sets forth our understanding, please so indicate by executing where provided for below.

Sincerely,

PENSKE CORPORATION


By:   /s/ Peter E. Mogk,
Its:  Vice President and Treasurer
Date: July 28, 2000


PENSKE COMPANY LLC


By:   /s/ J. Patrick Conroy
Its:  Senior Vice President
Date: July 28, 2000


DETROIT DIESEL CORPORATION

By:   /s/ Charles G. McClure
Its:  Chief Executive Officer
Date: July 28, 2000